Exhibit 99

Mark Soufleris

Vice President, Investor & Public Relations

(561) 989-5800

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Updates its 2005 Revenue Guidance

Boca Raton, Florida, April 5, 2005 – Nabi Biopharmaceuticals (Nasdaq: NABI) today updated its 2005 revenue guidance for WinRho® SDF [Rho (D) Immune Globulin Intravenous (Human)], a product that Nabi Biopharmaceuticals has marketed in the U.S. under a license and distribution agreement with Cangene Corporation. As previously disclosed, this license and distribution agreement with Cangene ended on March 24, 2005.

WinRho sales for the first quarter are now expected to total approximately $6 million as customers did not fully replace product sold through to patients during this period of transition. For 2005, biopharmaceutical sales in total are now expected to be in the range of $88 to $91 million versus the company’s original guidance of $93 to $96 million.

“The gross margin and cash effect of our revised guidance is expected to be less than $2 million and will have no effect on our ability to move StaphVAX forward toward commercialization in the EU and U.S. Our guidance for our previously stated milestones for StaphVAX remains unchanged,” stated Thomas H. McLain, chairman, president and chief executive officer, Nabi Biopharmaceuticals.

The company also used this opportunity to provide an update on revenue results for PhosLo® (Calcium Acetate) and Nabi-HB® [Hepatitis B Immune Globulin (Human)] in the first quarter. As previously reported, Nabi Biopharmaceuticals made a strategic decision to convert from PhosLo tablets to the more compliance enhancing gelcap formulation in 2005. In order to assure that tablet inventories are fully exhausted, this decision has not been communicated to wholesalers. As wholesaler inventories of PhosLo tablets were reduced in the first quarter, they were not replenished with tablet sales. In line with previous guidance, first quarter PhosLo revenues were based solely on replenishing gelcap demand and totaled approximately $4 million. When this decision is communicated to wholesalers, the company expects these inventories will be replenished by shipping PhosLo gelcaps. Nabi Biopharmaceuticals anticipates that the tablet inventory will be fully exhausted during 2005, and that total PhosLo revenues will be consistent with previous full-year guidance of between $33 to $36 million.

Mr. McLain continued, “Since our acquisition of PhosLo in 2003, we have seen an increasing level of demand for the product. Externally supplied data supports that the increase in end-user demand continued in the first quarter and in fact exceeded our internal expectations. We believe this positive performance trend can be attributed to physician and patient appreciation of PhosLo’s clinical and economic advantages over other marketed phosphate binders. In 2005, Nabi Biopharmaceuticals expects to generate double-digit growth for PhosLo patient prescriptions, as the impact of the first quarter’s inventory and conversion issue is a one-time event. We remain committed to and confident in the value drivers inherent in PhosLo and in our aggressive, proactive initiatives to drive revenues and credibly counter competitive arguments.”

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Nabi Biopharmaceuticals Updates its 2005 Revenue Guidance

Finally, first quarter revenues for Nabi-HB were approximately $7 million and full-year expectations remain unchanged. The increasing incidence of hepatitis B infection breakthroughs associated with low dosage treatment protocols is expected to drive increased patient use of Nabi-HB in the second half of 2005.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. We are poised to capture large, commercial opportunities in our four core business areas: Gram-positive bacterial infections; hepatitis; kidney disease (nephrology), and nicotine addiction. We have three products on the market today; PhosLo® (Calcium Acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ [Allopurinol sodium (for injection)] and a number of products in various stages of clinical and preclinical development. Nabi Biopharmaceuticals has advanced StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine] to Phase III clinical development. StaphVAX is designed to prevent the most dangerous and prevalent strains of Staphylococcus aureus bacterial infections. S. aureus bacteria are a major cause of hospital-acquired infections and are becoming increasingly resistant to antibiotics. The company’s other products in development include Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)], an antibody for prevention and treatment of S. aureus infections, NicVAX™ [Nicotine Conjugate Vaccine], a vaccine to treat nicotine addiction, and Civacir™ [Hepatitis C Immune Globulin (Human)], an antibody for preventing hepatitis C virus re-infection in liver transplant patients. For additional information on Nabi Biopharmaceuticals, please visit our Website at: www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the possibility that our confirmatory Phase III clinical trial for StaphVAX or our plans to commercialize StaphVAX in the European Union and United States may not be successful; the possibility that we may not realize the value of our acquisition of PhosLo; the company’s ability to raise additional capital on acceptable terms; the company’s dependence upon third parties to manufacture its products; the company’s ability to utilize the full capacity of its manufacturing facility; the impact on sales of Nabi-HB from patient treatment protocols and the number of liver transplants performed in HBV-positive patients; reliance on a small number of customers; the future sales growth prospects for the company’s biopharmaceutical products; and the company’s ability to obtain regulatory approval for its products in the United States or abroad or to successfully develop, manufacture and market its products. These factors are more fully discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission.

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